Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CTI BioPharma Corp. Amended and Restated 2017 Equity Incentive Plan of our reports dated March 13, 2019, with respect to the consolidated financial statements of CTI BioPharma Corp. and the effectiveness of internal control over financial reporting of CTI BioPharma Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Seattle, Washington
May 23, 2019